Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-80417, 333-59441, 333-53753, 333-39159 and 333-02979) of our report dated February 17, 2004, with respect to the consolidated financial statements and schedule of Westinghouse Air Brake Technologies Corporation, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

May 14, 2004